As filed with the Securities and Exchange Commission on November 1, 2016

Registration No. 333-61400

Registration No. 333-41996

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

No. 2 on Form S-3 to S-1 Registration No. 333-61400

No. 4 on Form S-3 to S-1 Registration No. 333-41996

ON FORM S-3

TO FORM S-1 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONSTER WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3906555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

(Address of principal executive offices including zip code)

Linda Galipeau

President

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

(Name and address of agent for service)

(978) 461-8000

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: These Post-Effective Amendments deregister those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (each, a “Post Effective Amendment” and, collectively, the “Post Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Monster Worldwide, Inc. or TMP Worldwide Inc. (n/k/a Monster Worldwide, Inc.) (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-61400 registering 1,564,115 shares of common stock, $0.001 par value per share, of the Company (“Common Stock”); and

•	File No. 333-41996 registering 3,234,851 shares of Common Stock.

On November 1, 2016, pursuant to an Agreement and Plan of Merger, dated as of August 8, 2016, by and among the Company, Randstad North America, Inc., a Delaware corporation (“Parent”), and Merlin Global Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, as a result of which the Company became a direct wholly-owned subsidiary of Parent (the “Acquisition”).

As a result of the Acquisition, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment pursuant to Rule 478 under the Securities Act of 1933, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Massachusetts, on November 1, 2016.

MONSTER WORLDWIDE, INC.

By:	/s/ Linda Galipeau
	Name:	Linda Galipeau
	Title:	President

Note: No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.